UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 20, 2013

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002
(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, on March 14, 2013, Enbridge Energy, Limited Partnership, a wholly-owned subsidiary of Enbridge Energy Partners, L.P. (“we,” “our” or the “Partnership”), received a letter from the U.S. Environmental Protection Agency (“EPA”) with its final order requiring additional containment and active recovery of submerged oil relating to the July 2010 Line 6B crude oil release in Michigan. This final order (“Order”) is further to the EPA’s proposed order dated October 3, 2012.

The Partnership estimates that it will incur additional costs of approximately $175 million for the additional work required by the Order. The foregoing estimate is based on currently available information. This estimate is an increase to the total estimated costs of $820 million related to the Line 6B crude oil release that was previously disclosed and excludes any additional fines and penalties. The actual costs incurred may differ from the foregoing estimate as we discuss our work plan with the EPA and work with other regulatory agencies to assure that our work plan complies with their requirements. Any such incremental costs will not be recovered under our insurance policies as our expected costs for the incident will exceed the limits of our insurance coverage.

As previously disclosed, financial statement recognition for this incident will cause increased volatility in the Partnership’s results of operations and cash flows.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

	By:	Enbridge Energy Management, L.L.C. as delegate of Enbridge Energy Company, Inc., its General Partner

Date: March 20, 2013	By:	/s/ William M. Ramos
William M. Ramos Controller (Duly Authorized Officer)